Exhibit 99.1

[ABC LOGO]

News Release

For more information contact:

W. Edwin Lane, Jr.

Chief Financial Officer

ABC BANCORP’S NET INCOME UP 12% FOR

FIRST SIX MONTHS

July 13, 2004

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $6.2 million, or $.64 per basic share, for the six months ended June 30, 2004. Net income for the same period a year ago was $5.6 million, or $.57 per basic share. The results represent a 12% increase in both net income and net income per basic share over the same period last year.

ABC reported net income of $3.0 million and $2.8 million for the quarters ended June 30, 2004 and 2003 respectively, reflecting an increase of 8% for the second quarter of 2004. Net income per basic share was $.31 and $.29 for the quarters ended June 30, 2004 and 2003, respectively, reflecting an increase of 7% for the second quarter of 2004.

The annualized return on average assets for the six months ended June 30, 2004 and 2003 was 1.07% and .95%, respectively. The annualized return on average equity for the six months ended June 30, 2004 and 2003 was 10.78% and 10.20%, respectively.

The annualized return on average assets for the quarter ended June 30, 2004 and 2003 was 1.06% and .96%, respectively. The annualized return on average equity for the quarter ended June 30, 2004 and 2003 was 10.50% and 10.24%, respectively.

The Company recorded loan loss provisions of $938,000 during the six months ended June 30, 2004, which was $1,044,000 or 53% less than loan loss provisions of $1,982,000 recorded during the same period a year ago. The allowance for loan losses totaled $15.2 million and $16.2 million as of June 30, 2004 and 2003, respectively. The allowance for loan losses, as a percentage of total loans, was 1.77% and 1.92% as of June 30, 2004 and 2003, respectively.

Loans charged off (net of recoveries) totaled $695,000 and $612,000 for the six months ended June 30, 2004 and 2003, respectively. The ratio of loans charged off (net of recoveries) to average loans was .08% and .07% for the six months ended June 30, 2004 and 2003, respectively.

Non-performing assets totaled $7.4 million and $10.5 million as of June 30, 2004 and 2003, respectively, reflecting a decrease of $3.1 million or 30% in 2004. The ratio of the allowance for loan losses to non-performing assets was 206% and 155% as of June 30, 2004 and 2003, respectively.

Non-interest income was $576,000 less for the six months ended June 30, 2004 than for the same period a year ago. This difference is attributable to higher levels of income during 2003 in several historically volatile areas of non-interest income, and does not necessarily indicate negative trends. These areas include service charges on deposits, mortgage fees and checking sales rebates.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “Our balance sheet is structured such that we anticipate an improvement in our margins as a result of the recent Federal Reserve increase in interest rates and the additional Federal Reserve increases that are projected to occur in the upcoming months. We managed expenses very closely during the first half of this year, and will continue to do so during the second half.”

Edwin Hortman, ABC Bancorp’s President and COO said, “Asset quality has shown significant improvement and further improvement is expected. We continue to seek non-interest income opportunities and growth in quality loans as well as core deposits. We are confident improved performance will continue in the second half of 2004.”

Total assets were $1.2 billion as of June 30, 2004 and 2003. Loans were up almost 2% to $844 million as of June 30, 2004 from $830 million as of June 30, 2003. Deposits were down 2% to $879 million as of June 30, 2004 from $897 million as of June 30, 2003, with the decrease attributable to ABC using alternative funding sources to minimize funding costs.

At its June 2004 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.14 per share payable on July 9, 2004 to shareholders of record as of June 30, 2004.

In a press release dated May 18, 2004, ABC announced that it has entered into definitive merger agreement whereby Citizens Bancshares, Inc. will be merged with and into ABC in an all-cash transaction totaling approximately $11.7 million. As a result of the merger, Citizens Bank Wakulla, a wholly owned subsidiary of Citizens Bancshares, Inc., will become a wholly owned subsidiary of ABC Bancorp. Citizens Bank Wakulla currently has total assets of approximately $58 million and total equity of approximately $4 million. Its loans, net of the reserve for loan losses, currently total approximately $24 million and its deposits total approximately $53 million.

ABC Bancorp is headquartered in Moultrie, Georgia and has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP FINANCIAL HIGHLIGHTS (unaudited) (dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	06/30/04	06/30/03	06/30/04	06/30/03
EARNINGS SUMMARY
Net interest income	$10,812	$10,452	$21,749	$20,849
Provision for loan losses	627	1,251	938	1,982
Non-interest income	3,409	3,594	6,629	7,205
Non-interest expense	9,058	8,610	18,159	17,800
Income taxes	1,494	1,375	3,053	2,693
Net income	$3,042	$2,810	$6,228	$5,579

PER SHARE SUMMARY
Common shares outstanding	9,786,080	9,758,899	9,786,080	9,758,899
Weighted average shares	9,773,501	9,759,034	9,775,384	9,764,623
Income per weighted avg share - basic	$0.31	$0.29	$0.64	$0.57
Dividends declared per share	$0.14	$0.12	$0.28	$0.24

OPERATING RATIOS (annualized)
Net interest rate spread (a)	3.76%	3.49%	3.78%	3.48%
Net interest margin (a)	4.08%	3.89%	4.10%	3.87%
Return on average assets	1.06%	0.96%	1.07%	0.95%
Return on average equity	10.50%	10.24%	10.78%	10.20%
Efficiency (b)	63.69%	61.30%	63.99%	63.45%

ENDING BALANCES
Total assets	$1,157,156	$1,156,273	$1,157,156	$1,156,273
Earning assets	1,071,123	1,062,538	1,071,123	1,062,538
Intangible assets	22,122	23,038	22,122	23,038
Loans, net of reserve	844,447	829,995	844,447	829,995
Allowance for loan losses	15,206	16,238	15,206	16,238
Deposits	879,187	897,246	879,187	897,246
Stockholders’ equity	115,145	110,646	115,145	110,646
Book value per share	$11.77	$11.34	$11.77	$11.34
Tangible book value per share	$9.51	$8.98	$9.51	$8.98
Stockholders’ equity to total assets	9.95%	9.57%	9.95%	9.57%

(a)    Computed using fully taxable-equivalent net income.

(b)    Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(c)    Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	06/30/04	06/30/03	06/30/04	06/30/03
AVERAGE BALANCES
Total assets	$1,152,714	$1,167,524	$1,158,966	$1,172,759
Earning assets	1,067,218	1,083,286	1,068,954	1,084,511
Loans, net of reserve	832,703	822,956	829,905	817,796
Deposits	887,311	904,103	887,175	903,202
Equity	115,894	109,779	115,548	109,424

ASSET QUALITY
Nonperforming loans	$5,745	$9,119	$5,745	$9,119
Nonperforming assets (c)	7,388	10,474	7,388	10,474
Net loan charge-offs (recoveries)	632	371	695	612
Allowance for loan loss to loans	1.77%	1.92%	1.77%	1.92%
Net loan charge-offs (recoveries) to average loans	0.08%	0.05%	0.08%	0.07%
Nonperforming loans to gross loans	0.67%	1.08%	0.67%	1.08%
Nonperforming assets to allowance for loan loss	48.59%	64.50%	48.59%	64.50%
Allowance for loan loss to nonperforming assets	205.81%	155.03%	205.81%	155.03%
Nonperforming assets to total assets	0.64%	0.91%	0.64%	0.91%

	06/30/04	REQUIRED	EXCESS
REGULATORY CAPITAL RATIOS
Leverage	11.12%	4.00%	7.12%

Risk-based
Core Capital	14.19%	4.00%	10.19%
Total Capital	15.79%	8.00%	7.79%